EXHIBIT 99.1

Arbutus Appoints Dr. Elizabeth Howard Executive Vice President and General Counsel

Strengthens Emphasis on Intellectual Property

VANCOUVER, British Columbia and DOYLESTOWN, Pa., March 08, 2016 (GLOBE NEWSWIRE) -- Arbutus Biopharma Corporation (Nasdaq:ABUS), an industry-leading therapeutic solutions company focused on developing a cure for chronic hepatitis B virus (HBV) infection, today announced the appointment of Elizabeth Howard, Ph.D., J.D. as Executive Vice President and General Counsel.

“We are delighted to welcome Liz to the Arbutus team. Her legal and business experience will be invaluable to Arbutus as we reinforce our position as a leading HBV solutions company. Over the past decade Arbutus, with support from Liz as external counsel, has established a dominant position in LNP technology including key patents, knowhow and manufacturing trade secrets which we are applying to our HBV franchise as well as existing and prospective partnerships,” said Dr. Mark J. Murray, Arbutus' President and CEO. "In addition, Arbutus has been building intellectual property around our proprietary HBV product candidates and scientific discoveries. Liz’s addition to the team will further bolster our initiatives to maintain and grow our strong intellectual property as well as other legal and business matters.”

Dr. Howard joins Arbutus from Orrick, where she was an intellectual property partner and co-chaired Orrick’s life sciences practice. Dr. Howard focused on patent infringement litigation, with an emphasis on the life sciences. Dr. Howard holds a B.A. with honors from the University of California, Santa Barbara, a Ph.D. in Molecular Biology from the University of California, Berkeley, and a J.D. from the University of California, Hastings College of the Law.

About Arbutus
Arbutus Biopharma Corporation is a biopharmaceutical company dedicated to discovering, developing and commercializing a cure for patients suffering from chronic HBV infection.  Our strategy is to target the three pillars necessary to develop a curative regimen for HBV: suppressing HBV replication within liver cells, stimulating and reactivating the body’s immune system so that it can mount an effective defense against the virus and, eliminating the reservoir of viral genomic material known as covalently closed circular DNA, or cccDNA that is the source of HBV persistence. Our portfolio of assets includes a broad pipeline of drug candidates for use in combination to develop a cure for HBV. To support continuous discovery of potential novel drug candidates and technologies, Arbutus has a research collaboration agreement with the Baruch S. Blumberg Institute that provides exclusive rights to in-license any intellectual property generated through the collaboration. The Baruch S. Blumberg Institute was established in 2003 by the Hepatitis B Foundation.

Arbutus is headquartered in Vancouver, BC, Canada with offices in Doylestown, PA, USA. For more information, visit www.arbutusbio.com.

Contact Information
Investors
Adam Cutler
Senior Vice President, Corporate Affairs
Phone: 604.419.3200
Email: acutler@arbutusbio.com

Helia Baradarani
Manager, Investor Relations
Phone: 604.419.3200
Email: hbaradarani@arbutusbio.com

Media
Please direct all media inquiries to: media@arbutusbio.com